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                                                                    Exhibit 3.11


                           ARTICLES OF INCORPORATION
                                      OF
                         HEALTHWATCH MERGER SUB, INC.
                         ---------------------------



                                   ARTICLE I

          The name of the Corporation is HEALTHWATCH MERGER SUB, INC.


                                  ARTICLE II
                                  ----------

          The Corporation has authority, to be exercised by the Board of Directors, to issue not more than One Hundred Thousand (100,000) shares of no par value common stock.


                                  ARTICLE III
                                  -----------

          (a) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except

               (i) liability for any appropriation, in violation of his duties, of any business opportunity of the Corporation;

               (ii) liability for acts or omissions which involve intentional misconduct or a knowing violation of law;

               (iii) for the types of liabilities set forth in O.C.G.A. (S) 14-2-831, as in effect from time to time; or

               (iv) liability for any transaction from which the director derived an improper personal benefit.

               If the Georgia Business Corporation Code (the "Code") hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding paragraph, shall not be liable to the fullest extent permitted by the amended Code.

          (b) In discharging their duties and in determining what is believed to be in the best interest of the Corporation, the directors of the Corporation may consider all factors that they consider pertinent to the full extent permitted by O.C.G.A. (S) 14-2-202(b)(5) or other applicable provisions of the Code.

          (c) Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
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                                  ARTICLE IV
                                  ----------

          Each person who is or was a director or officer of the Corporation, and each person who is or was a director or officer of the Corporation who, at the request of the Corporation, is serving or has served as an officer, director, partner, joint venturer, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Corporation against those expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement which are allowed to be paid or reimbursed by the Corporation under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a director or officer of this Corporation or of such other enterprises.

          Notwithstanding anything contained herein to the contrary, this
Article is intended to provide indemnification to each director and officer of the Corporation to the fullest extent authorized by the Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than said statute permitted the Corporation to provide prior thereto).


                                   ARTICLE V
                                   ---------

          Any action required or permitted to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting by written consent, setting forth the action so taken. Such written consent shall be signed by those persons who would be entitled to vote shares having the voting power necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted; provided that notice (including
                                                -------- ----
the same material that would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders for action) shall be given, within ten (10) days of the taking of such corporate action, to those shareholders on the record date whose shares were not represented on the written consent. This Article is intended to comply with O.C.G.A. (S) 14-2-704(a) and (f), as it may be amended form time to time.


                                  ARTICLE VI
                                  ----------

          The initial registered office of the Corporation is located at 1000 Abernathy Road, Building 400, Suite 1230, Atlanta, Georgia 30328. The initial registered agent for the Corporation at the above address is Michael M. Smith, Esq.


                                  ARTICLE VII
                                  -----------

          The mailing address of the initial principal office of the Corporation is 3525 Piedmont Road, Seven Piedmont Center, Suite 300, Atlanta, Georgia 30305.

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                                 ARTICLE VIII
                                 ------------

          The name and address of the Incorporator is:

          Michael M.. Smith, Esq.
          Gambrell & Stolz, L.L.P.
          North ark 400 Tower, Suite 1230
          1000 Abernathy Road, N.E.
          Atlanta, Georgia 30328


                                  ARTICLE IX
                                  ----------

          The initial Board of Directors shall consist of one (1) member, whose name and address is as follows:

          Mr. Paul W. Harrison
          HealthWatch Merger Sub, Inc.
          3525 Piedmont Road
          Seven Piedmont Center
          Suite 300
          Atlanta, Georgia 30305


          IN WITNESS WHEREOF, the undersigned hereby executes these Articles of Incorporation.

                                        GAMBRELL & STOLZ, L.L.P.


                                    By: /s/ Michael M. Smith
                                        --------------------
                                        MICHAEL M. SMITH
                                        Attorney for Incorporator
GAMBRELL & STOLZ, L.L.P.
NorthPark 400 Tower, Suite 1230
1000 Abernathy Road, N.E.
Atlanta, Georgia 30328

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